Exhibit 4.12

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

GLOBAL

MANUFACTURING AGREEMENT

GMA

Between WAVECOM S.A. AND SOLECTRON Corporation

GLOBAL MANUFACTURING
AGREEMENT

THIS GLOBAL MANUFACTURING AGREEMENT (hereinafter referred to as “the Agreement” or “GMA”) is made effective as of the November 29th, 2007 (hereinafter referred to as the “Effective Date”)

BETWEEN

WAVECOM S.A., a company duly incorporated in France and having its principal office at 3 Esplanade du Foncet 92442 Issy-les-Moulineaux Cedex France, acting in its own name and for and on behalf of its Subsidiaries (hereinafter called “WAVECOM”),

Represented by Mr. Ron BLACK in his capacity as CEO,

of the One Part

AND

SOLECTRON CORPORATION, a Delaware corporation duly incorporated in the United States of America and having its principal office at 847 Gibraltar Drive, Milpitas, CA 95035, USA, acting in its own name and for and on behalf of its Subsidiaries (hereinafter called “SOLECTRON”),

Represented by Thomas J Smach in his capacity as CFO

of the Other Part.

SOLECTRON and WAVECOM shall hereinafter be referred to individually as a “Party” and jointly as the “Parties”.

RECITALS

WHEREAS SOLECTRON and WAVECOM have signed a Cooperation Agreement (the “CA”) which sets forth the general terms and conditions that shall apply between the Parties for the worldwide manufacturing, testing and delivery services for WAVECOM’s products as provided in all Derivative Agreements.

WHEREAS SOLECTRON and WAVECOM have signed a Supply Chain Agreement (the “SCA”) which sets forth the terms and conditions for the delivery the WAVECOM Products to WAVECOM Customers, the Demand management, the procurement of the Components, the capacity management.

WHEREAS the Parties wish to determine more specific terms and conditions governing the manufacture of the Products NPI Services and Repair Services as set out in this Agreement and the Appendices.

NOW AND THEREFORE, the Parties hereto agree as follows:

1.	DEFINITIONS

The Parties agree that the definitions set forth in the Cooperation Agreement or any Derivative Agreement shall apply to this GMA in addition to the following definitions, except otherwise expressly stated in this Agreement :

“Agreement”	shall mean this Global Manufacturing Agreement (GMA) and its Appendices, for the sole purpose of the GMA;

“Buy-Down/Buy up”	shall mean [...]

“Manufacturing”	shall mean any and all of the operations in a factory that are required to manufacture the Products based on Components (as defined in the CA), starting from the order of Components and ending with the delivery of the Products to WAVECOM, all in accordance with the applicable Specifications provided by WAVECOM, the Global Manufacturing Agreement and the Supply Chain Agreement, inclusive of the repair and return of Products procedures;

“Products”	shall mean all products designed and developed by WAVECOM defined in Appendix 1A and 1B of this Agreement which are manufactured, refurbished, serviced and supplied by SOLECTRON to WAVECOM in accordance with this Agreement and any applicable Derivative Agreements and, for the avoidance of doubt, Appendix 1A and 1B of this Agreement may be amended by the Parties from time to time in writing,

“Semi Finished Products”	shall mean the buffer stock of Products to be used to replace the non repairable field returned Products in the context of the repair centre activities,

“Specifications”	shall mean any WAVECOM information accepted in writing by SOLECTRON, [...],

“Tools/Equipment”	shall mean the hardware and software manufacturing tools and functional test equipment owned by WAVECOM and specified in Appendix 3 of this Agreement which shall be used by SOLECTRON [...],

2.	OBJECT AND SCOPE OF THIS AGREEMENT

SOLECTRON will manufacture, test and repair the Products in accordance with the Specifications provided by WAVECOM and pursuant to the terms of this Agreement.

SOLECTRON shall be responsible for Component procurement necessary for the Manufacturing of the Products according to the terms of the Supply Chain Agreement.

This Agreement is entered into between the Parties pursuant to and in accordance with the Cooperation Agreement. All terms and conditions of the Cooperation Agreement and any applicable Derivative Agreement shall apply to this Global Manufacturing Agreement as if they were set out in this Global Manufacturing Agreement and in the event of any conflict between :

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(a)	the terms and conditions of the Cooperation Agreement and this Global Manufacturing Agreement, the Cooperation Agreement shall prevail as provided in section 1.5 of the CA,

(b)	the terms and conditions of any other Derivative Agreement and this Global Manufacturing Agreement, the Global Manufacturing Agreement shall prevail, only to the extent that the Parties have not explicitly agreed in the other relevant Derivative Agreement to alter or modify the specific details relating to the terms and conditions of this Global Manufacturing Agreement.

3.	PRODUCTS

3.1	The Products to be manufactured and supplied hereunder are specified and listed in the Appendix 1A of this Agreement. The Specifications of the Products, to which the Products shall conform, shall be provided by WAVECOM in writing for each type of Product or revision thereof and shall be set forth in the Appendix 1B of this Agreement.

3.2	WAVECOM may, in accordance with the terms and conditions defined herein, after receiving SOLECTRON’s prior written approval which shall not be unreasonably withheld, include any new Product to, or delete any Product from these Appendices 1A and 1B of this Agreement.

3.3	[...].

3.4	SOLECTRON shall not make changes to Product design or to the Manufacturing processes which would affect the form, fit, function, performance or reliability of any Product without prior written authorization from WAVECOM.

4.	FUNCTIONAL TEST, TOOLS/EQUIPMENT

4.1	WAVECOM shall provide to SOLECTRON appropriate Tools/Equipment and SOLECTRON shall use these Tools/Equipment, owned by WAVECOM according to the terms and conditions of free loan set forth in the Appendix 3 of this Agreement.

4.2	The Parties hereby agree to amend this Appendix 3 on a regular basis principally to update the list of Tools/Equipment located on SOLECTRON’s premises.

5.	PRODUCTION KNOW HOW AND KNOW HOW PERTAINING TO THE PRODUCTS AND SERVICES

WAVECOM shall supply to SOLECTRON, according to the terms and conditions specified herein and subject to the provisions of section 10 of the Cooperation Agreement, WAVECOM proprietary information, technology and Know How (defined in the CA), necessary for SOLECTRON to manufacture the Products. WAVECOM will also provide to SOLECTRON all Specifications, test procedures, packaging and shipping specifications, Product design drawings, approved vendor listings, material Component descriptions (including approved substitutions), Manufacturing process requirements specific to the Products, and any other specifications necessary for SOLECTRON to manufacture the Products (collectively refereed to as “the Manufacturing File”). As per section 10.1 of the Cooperation Agreement, WAVECOM owns and shall remain the owner of the Manufacturing File which shall be considered by the Parties as WAVECOM’s Retained Matters.

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6.	PURCHASE ORDERS

WAVECOM shall issue purchase orders for the Manufacturing of the Products according to the terms and conditions of Section 9.1 of this Agreement and of Section 3.2 the Supply Chain Agreement.

7.	NEW PRODUCT INTRODUCTION SERVICES

7.1 SOLECTRON shall execute new product introduction services upon WAVECOM’s written request and according to the terms and conditions mutually agreed in Appendix 6 of this Agreement. WAVECOM shall provide SOLECTRON with any specifications and documentation necessary for the execution of the new product introduction services (collectively “NPI Documentation”). As per section 10.1 of the Cooperation Agreement, WAVECOM owns and shall remain the owner of the NPI Documentation which shall be considered by the Parties as WAVECOM’s Retained Matters.

7.2 SOLECTRON shall execute the new product introduction services and manufacture the prototypes on the Tools/Equipments dedicated to the Manufacturing of the Products in accordance with the terms and conditions detailed in Appendix 6 of this Agreement.

8.	REPAIR SERVICES – ANALYSIS SERVICES

SOLECTRON shall execute the Repair Services and analysis services according to the terms and conditions defined in Appendix 7 of this Agreement.

9.	PRICES – TERMS OF PAYMENT

9.1 In respect of Manufacturing and associated services that are agreed to be provided pursuant to this Agreement, SOLECTRON shall provide WAVECOM [...].

9.2 The prices are agreed according to the applicable Incoterm (Incoterms 2000) and are defined in the Appendices 2A and2B of this Agreement.

9.3 Manufacturing Prices

Product Prices: The prices to be paid by WAVECOM for the manufacture of the Products are mutually agreed between the Parties and initially defined in the Appendix 2A of this Agreement for an agreed annual estimated quantity of Products to be manufactured. The Parties agree to meet [...], to apply the Reconciliation process as defined below:

9.3.1 WAVECOM will provide SOLECTRON with the Components purchasing prices agreed between WAVECOM and its Component Supplier, [...]. According to the Component purchasing price variance, the Parties will define and agree on the Total Products Price based on the Appendix 2A of this Agreement.

9.3.2 [...]

9.4 New Product Introduction Services Prices

The Parties hereby agree that the prices for the NPI Services requested by WAVECOM will be mutually agreed [...].

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9.5 Repair Services Prices

[...]

9.6 Invoicing – Terms of Payment

The terms of payment for the Manufacturing, NPI services and Repair services in respect of the Products are agreed in the section 16.1 of the Cooperation Agreement. [...].

10.	DELIVERY TERMS

The terms of delivery shall be interpreted in accordance with Incoterms 2000. The actual terms of delivery as well as procedures for ordering and delivery of each Product are set forth in the Supply Chain Agreement.

11.	QUALITY AND PRODUCT

11.1 Production process

SOLECTRON shall manufacture the Products on the production lines, Tools and Equipment as defined in the mutually agreed Specifications.

11.2 Quality targets and commitments

11.2.1 SOLECTRON undertakes the implementation of quality improvement programs leading to reach the committed quality levels, as agreed upon every year between the Parties for each Product family and as set forth in Appendix 4 of this Agreement.

11.2.2 In order to link Product failures to Manufacturing process yields, testing yield, production and equipment conditions, SOLECTRON shall establish and maintain for the term of the present Agreement, a reliable and accurate procedure for traceability and/or data recording through Manufacturing processes.

11.2.3 SOLECTRON shall maintain all data referred to above and all quality records, more specifically, on in-line inspections.

11.2.4 All data and records related to WAVECOM Automotive Products families shall be registered and kept on the server dedicated to WAVECOM, or any other inalterable support. SOLECTRON shall give WAVECOM access to all such data and records on simple request for a period of [...] after delivery of the Products.

11.3 Product Failure analysis process

11.3.1 For any suspected defective Products as reported by WAVECOM after the delivery of the Products to WAVECOM’s designated location, SOLECTRON shall acknowledge the receipt of a non conformance alert sent by WAVECOM, and within [...] from its receipt by SOLECTRON, SOLECTRON shall organize any appropriate containment action for the future Products to be manufactured and/or delivered.

11.3.2 SOLECTRON will launch the Product failure analysis process in order to address the root cause of a defect and define corrective actions to remedy them. SOLECTRON will therefore provide WAVECOM with the 8D report as required below.

11.4 8D report process:

11.4.1 Preliminary report

SOLECTRON will provide WAVECOM with a preliminary 8D report within [...] from receipt of the WAVECOM’s non conformance report.

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11.4.2 Final report

SOLECTRON will provide WAVECOM with the final 8D report within [...] from the receipt of the WAVECOM’s non conformance report which will detail the failure mechanism, the permanent corrective action plan to be implemented by SOLECTRON to solve the failure and the mutually agreed schedule.

11.4.3 If SOLECTRON demonstrates to WAVECOM that it cannot complete the analysis within [...], SOLECTRON will provide WAVECOM with an updated 8D report containing its completed analysis; details of ongoing analysis; next identified steps and action plan. This report will be updated at least on a [...] basis until the root cause is determined, or the action is closed.

11.5 Waiver

11.5.1 Whenever SOLECTRON has no other possibility but delivering Product with a minor defect, provided that such minor defect will have no consequence on full functionality, form, fit, performance and reliability, SOLECTRON shall provide WAVECOM with a waiver request prior to any delivery.

11.5.2 SOLECTRON shall not deliver any Product with a minor change without WAVECOM’s prior written approval. Upon WAVECOM’s written request, SOLECTRON shall identify such Products delivered under deviation.

11.5.3 The acceptance of a waiver by WAVECOM shall not constitute any renouncement to the warranty provisions, except with respect to the waived defects.

11.5.4 [...]

11.5.5 The characteristics under temporary deviation have to be measured and the results will be enclosed with the Shipment in the declaration of conformity, and a copy shall be sent to WAVECOM.

12.	REPORTING AND DATA COLLECTION

The Parties acknowledge that the exchange of information is a fundamental element in the success of the Manufacturing of the Products, the NPI services and the repair services -It is the intent of the Parties to give WAVECOM access to all relevant information and data including, without limitation, in relation to the Manufacturing processes, quality requirements, NPI services, Repair services and inventory issues in accordance with this Agreement and the relevant terms and conditions related to the NPI and Repair Services.

13.	TERM AND TERMINATION

Term

This Global Manufacturing Agreement shall be valid for the same period as the Cooperation Agreement as stated in section 12.1 of the Cooperation Agreement unless terminated by either Party according to the terms and conditions stated in section 12.2 of the Cooperation Agreement.

13.2 Consequence of termination

Sections 2.3, 5, 11.2.4, 11.3, 11.4, 13.2 and 14 of this Global Manufacturing Agreement and Section 12.2.5 of the Cooperation Agreement shall survive the expiry or termination of this Agreement.

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14.	GENERAL

This Global Manufacturing Agreement, including all Appendices and any Schedules to those Appendices (all which are deemed to form part of this Agreement) constitute the entire agreement between the Parties in connection with the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties to the extent provided in section 2.3 of this Agreement. No amendment to or modification of this Global Manufacturing Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

IN WITNESS WHEREOF, SOLECTRON and WAVECOM have caused this Agreement to be executed as of the Effective Date:

WAVECOM S.A.	SOLECTRON

By : Ronald D. Black	By : Thomas J Smach
Title : CEO	Title :Director

Signature :	Signature :

APPENDICES

[...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.